UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2026

RTB Digital, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 University Way, Suite C
Seattle, WA 98105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (855) 201-1613

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RTB	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2026, RTB Digital, Inc. (the “Company”) entered into an Executive Services Agreement (the “Agreement”) with Heckman Media LLC (“HM”), pursuant to which HM will provide the services of James Heckman to the Company as its Chief Executive Officer. The Company will pay various amounts to HM, including periodic cash amounts, cash bonus amounts and equity awards based on revenue, profits and share price growth of the Company. The Agreement has been made effective as of June 1, 2026, to reflect the fact that Mr. Heckman has been providing services to the Company since its merger acquisition of RTB Digital, Inc, and has a term ending December 31, 2030, unless earlier terminated in accordance with its terms. HM is a limited liability company wholly owned and controlled by Mr. Heckman

The Agreement also provides that so long as Mr. Heckman is the Company’s Chief Executive Officer, he will be a director of the Company, subject to the ordinary nomination and election process for all directors.

Under the Agreement, HM will receive compensation for Mr. Heckman’s services consisting of: (i) a monthly base salary of $50,000 beginning January 1, 2027 through the remainder of the term; (ii) a bonus to the base salary of $25,000 per month, from June 1, 2026 through December 31, 2026, including $195,000 in retroactive compensation for June through August 2026, net of certain amounts previously paid; and (iii) an initial cash bonus of $250,000, payable within five days following execution of the Agreement, in each case subject to the terms of the Agreement, as a result of recently achieving certain milestones.

HM is eligible for annual performance cash bonuses equal to 50% of the annual base salary upon achievement of EBITDA-positive run-rate performance, excluding stock-based compensation, and 100% of the annual base salary upon the Company’s achievement of $100 million in EBITDA-positive revenue, excluding stock-based compensation, on a run-rate basis, subject to dilution caps.

The Agreement provides for potential milestone incentive RSU awards, in connection with the Company’s May 2026 merger and Nasdaq listing and upon the Company’s achievement of $100 million in revenue on a run-rate basis. In each case, the award is intended to result in HM, together with other equity interests of Mr. Heckman in the Company, holding the lesser of 10% of the Company’s fully diluted capitalization, subject to a 34,700,000-share capitalization cap, or 3,470,000 shares of common stock in the aggregate. The contemplated milestone incentives are subject to the Company’s equity incentive plan, definitive documentation, applicable legal and exchange requirements, and required Board and stockholder approvals and verification of reaching milestones.

The Agreement provides potential annual long-term, milestone-based incentive equity awards for 2027 through 2031, based on achieving stock-price appreciation targets, subject to the terms of the Company’s long-term incentive plan, applicable board approvals and verification.

HM will be reimbursed for health care coverage it provides for Mr. Heckman and his family, but neither HM or Mr. Heckman will not otherwise participate in general Company employee benefit plans. HM will be reimbursed for reasonable business expenses incurred by Mr. Heckman. HM and Mr. Heckman are also covered by the Company’s standard Non-disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement.

If the Company terminates the services of Mr. Heckman’s Without Cause, or if HM resigns the engagement for Good Reason, the Agreement provides for payment of accrued obligations and cash severance equal to 12 months of base salary, payable in equal monthly installments over 12 months, subject to execution of a separation agreement and general release of claims. If Mr. Heckman’s services are terminated Without Cause following a Change of Control, the unvested equity awards and Company shares will fully vest, and the Company must offer to repurchase 50% of his Company shares at the five-trading-day VWAP specified in the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

10.1*†	Executive Services Agreement, dated September 10, 2026, by and among RTB Digital, Inc., Heckman Media LLC and James Heckman.
104*	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Filed or furnished herewith
†	Management employment agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTB Digital, Inc.

By:	/s/ James Heckman
	Name:	James Heckman
	Title:	Chief Executive Officer

Dated: September 16, 2026

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